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                                                                     EXHIBIT 4.1


                     HEALTH CARE PROPERTY INVESTORS, INC.


                             Officers' Certificate
                             ---------------------


  James G. Reynolds and Edward J. Henning do hereby certify that we are the duly elected Executive Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Corporate Secretary, respectively, of Health Care Property Investors, Inc., a Maryland corporation (the "Company"). We further certify that, pursuant to resolutions of the Board of Directors of the Company, duly adopted at meetings held, or by written consent, on April 23, 1997, July 17, 1997, May 26, 1998 and June 3, 1998 and attached hereto as Exhibit A-1, a series of Securities of the Company shall be established pursuant to Section 301 of the Indenture dated as of September 1, 1993 (the "Indenture") between the Company and The Bank of New York, as Trustee, and that said series shall have the following terms and provisions:

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              the title of such series of Securities shall be 6 7/8% MandatOry
     Par Put Remarketed Securities ("MOPPRS") due June 8, 2015 (referred to herein as the "MOPPRS");

              the MOPPRS which may be authenticated and delivered under the Indenture shall be limited to $200,000,000 aggregate principal amount (except as otherwise provided in Sections 304, 306, 906 or 1107 of the Indenture);

              the MOPPRS shall be issued as Registered Securities only, without coupons, and beneficial interests in the MOPPRS may be acquired, or subsequently transferred, only in denominations of $1,000 or in any amount in excess thereof which is an integral multiple of $1,000;

              the MOPPRS shall be issued in the form of a permanent global certificate dated June 8, 1998;

              the principal amount of the MOPPRS shall be payable on June 8, 2015, subject to mandatory redemption by the Company on June 8, 2005 (the "Remarketing Date") in the event that the Remarketing Dealer (as defined below) does not elect to remarket the MOPPRS on the Remarketing Date as provided below;

              interest on the MOPPRS shall accrue at a fixed rate of interest as more fully described in the attached form of MOPPRS; the MOPPRS will bear interest from June 8, 1998, and such interest will be payable semi-annually on June 8 and December 8 of each year, commencing on December 8, 1998 (each, an "Interest Payment Date"); the Record Dates with respect to the MOPPRS shall be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date; interest on the MOPPRS will be calculated on the basis of a 360-day year of twelve 30-day months;

              principal and interest payable with respect to the MOPPRS shall be payable at the Corporate Trust Office of The Bank of New York, located at 101 Barclay Street, Floor 21W, New York, New York 10286;

              the MOPPRS are not subject to any sinking fund;

              the MOPPRS shall be issued in the form of one Book-Entry Security, and the Depositary for such MOPPRS shall be The Depository Trust Company or its nominee, and the beneficial owners of interests in such Book-Entry Security may not exchange any such interests (except as provided by Section 305 of the Indenture);

              Repurchase. The MOPPRS are subject to mandatory tender on the Remarketing Date. If Merrill Lynch, Pierce, Fenner and Smith Incorporated (the "Remarketing Dealer") has elected to remarket the MOPPRS (as described in the Company's Prospectus Supplement dated June 3, 1998, with respect to the offering of the MOPPRS (the "Prospectus Supplement")), the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, except in the limited circumstances described in the Prospectus Supplement. If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described in the Prospectus Supplement, the Company shall be required to repurchase the MOPPRS from the Beneficial Owners (as defined in the form of MOPPRS) thereof at 100% of the principal amount thereof plus accrued interest.

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              Redemption.  If the Remarketing Dealer elects to remarket the
     MOPPRS, the MOPPRS will be subject to redemption from the Remarketing Dealer, in whole but not in part, at the option of the Company on the Remarketing Date, at the Optional Redemption Price (as defined in the form of MOPPRS).

     We further certify, having read the Indenture, including Sections 303 and 501 thereof, and the definitions in the Indenture relating thereto and certain other corporate documents and records, and having made such examination or investigation as we deemed necessary to enable us to express an informed opinion, that all conditions precedent to the authentication and delivery of the MOPPRS have been complied with and, to the best of our knowledge, no event which is, or after notice or lapse of time would become, an Event of Default with respect to any of the Securities has occurred and is continuing.

     Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Indenture.

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     IN WITNESS WHEREOF, the undersigned have executed this Officers'
Certificate as of this 8th day of June, 1998.


                                    /s/ James G. Reynolds
                              --------------------------------------------------
                                    James G. Reynolds
                                    Executive Vice President and Chief Financial
                                    Officer

                                    /s/ Edward J. Henning
                              --------------------------------------------------
                                    Edward J. Henning
                                    Senior Vice President, General Counsel
                                     and Corporate Secretary